EXHIBIT 99.1

Heritage Oaks Bancorp Reports First Quarter 2011 Net Income of $522 Thousand; Non-Performing Loans Decreased 17%; Allowance for Loan Losses Maintained at 3.65%; Net Interest Margin Increased 15 bps to 4.73%

PASO ROBLES, Calif., April 28, 2011 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (the "Company"), (Nasdaq:HEOP), the parent company of Heritage Oaks Bank (the "Bank"), today reported net income of $522 thousand for first quarter 2011, compared to $517 thousand reported in the fourth quarter of 2010 and a loss of $1.7 million in the first quarter of 2010. Net income was largely flat on a linked quarter basis. First quarter pre-tax earnings improved by $6.5 million over prior quarter primarily driven by $3.8 million less in provision for loan losses and $3.0 million less in non-interest expenses as OREO write-downs and maintenance costs decreased $2.2 million. After incorporating accrued dividends and accretion on preferred stock of $0.4 million, the net income applicable to common shareholders for first quarter 2011 was $157 thousand. Net income per basic and diluted common share was $0.01 in the first quarter, 2011; $0.01 higher than the fourth quarter 2010.

First Quarter 2011 Highlights

  Profitability for second consecutive quarter;
  Net Interest Margin grew 15 basis points to 4.73% from 4.58% in fourth quarter primarily due to deposit repricing in November and December, 2010;
  The Company reduced its credit exposure to construction and land development loans which decreased $48.5 million to $69.0 million at March 31, 2011 as compared to the $117.5 million reported at March 31, 2010;
  Allowance for Loan Losses of $24.4 million is 3.65% of loans and represents 90% coverage of non-performing loans;
  Non-performing loans fell 17% or $5.7 million compared to fourth quarter, 2010;
  Total Classified Assets declined $5.5 million as compared to balances at December 31, 2010;
  The Company's Tier 1 Capital Ratio improved to 11.15% from 10.83% in fourth quarter, 2010.

"First quarter, 2011 was a very good quarter for Heritage Oaks Bancorp as non-performing loans and classified loans both trended lower. We recorded the lowest quarterly loan loss provision since the first quarter of 2008 yet maintained a ratio of allowance for loan losses to total gross loans of 3.65%, just three basis points lower than that reported for Q4 2010. We were also able to execute sales of $6.4 million of classified loans and $5.1 million of classified securities in an effort to continue improving overall asset quality," said Larry Ward, Chief Executive Officer of the Company. "At the same time, I am also pleased to report our second consecutive quarterly profit. After a very challenging 2010 where substantial provisioning for loan losses and the establishment of a deferred tax asset valuation allowance drove reported losses, we are now beginning to see core profitability reemerge," said Mr. Ward.

Net interest margin grew 15 basis points from 4.58% to 4.73% on a linked quarter basis. "Much of the net interest margin improvement came from fourth quarter, 2010 deposit repricing actions. In the first quarter we realized the full three month benefit from the decline in deposit costs, which fell 15 basis points from prior quarter. Also contributing to the increased margin was a recovery of interest on a non-accrual loan which paid off in full during the first quarter of 2011," said Tom Tolda, Chief Financial Officer for the Company.

Mr. Ward concluded by saying, "The steps we have taken to deal with the challenges brought on by the recession, namely resolving problem assets, strengthening capital, liquidity and loan loss reserves, and bolstering management talent are all bearing fruit. We look forward to further declines in problem loans and continued profitability in 2011. Our focus remains on: bringing resolution to problem loans; driving improvements in operating efficiency; building out our retail mortgage and S.B.A. businesses and increasing market penetration to bring additional core business relationships to the Bank."

Improved Asset Quality: Overall classified assets decreased $5.5 million at the end of the first quarter, primarily due to: selling $6.4 million of classified loans, of which $3.0 million were non-performing; selling $5.1 million of classified CMO securities and writing down the fair value of other real estate owned ("OREO") by $0.7 million on properties currently in escrow. Non-performing loans decreased 17% or $5.7 million on a linked quarter basis. Loans delinquent 30-89 days remained low at $2.4 million or 0.3% of total gross loans.

Provision for loan losses decreased to $2.0 million during the first quarter of 2011 as compared to the $5.8 million reported for the fourth quarter of 2010 and $5.2 million reported for the first quarter of 2010. First quarter charge-offs, were $3.5 million of which $2.3 million related to loans sold. Recoveries for the first quarter of 2011 were $1.0 million, flat to prior quarter. Total net charge-offs (inclusive of loan sale charge-offs) were $2.5 million for the first quarter, 2011, $0.1 million higher than the prior quarter.

At March 31, 2011 the allowance for loan losses was $24.4 million or 3.65% of total loans, 3 basis points below prior quarter. The allowance for loan losses reflected 90% coverage over non-performing loans of $27.2 million, substantially improved over prior quarter's 76%. Total classified assets as a percent of Tier 1 Capital plus allowance for loan losses was 62%, down from 66% in fourth quarter, 2010.

At the start of 2011, as part of the Company's stepped up loan review processes, the Company contracted a widely used, independent, third-party loan review firm to perform a full credit review of the loan portfolio which was completed in March. This review entailed testing of internal risk grading of loans, assessing adequacy of cash flow analyses, compliance with board-approved policies/procedures and applicable laws/regulations and compliance with interest accrual guidelines, among other areas. Over 25% of the entire loan portfolio was reviewed. Audit findings were shared with Management in March with no material changes warranted.

Core Earnings: Net interest margin grew 15 basis points to 4.73% as the Company realized the full benefit of deposit repricing done in late fourth quarter, 2010. Cost of total funding was 67 basis points in first quarter, compared to 75 basis points in the prior quarter. The sale of $5.1 million of previously classified securities largely reduced the risk of further OTTI from these securities. Proceeds from the loan and securities sales will be used to pay down FHLB borrowings, fund new loans and/or be reinvested in securities to take advantage of potential rising interest rates in the future. The increase to net interest margin this quarter was partly offset by actions taken in December and January to extend the term of FHLB borrowings which will help in reducing earnings sensitivity to potential higher interest rates.

Non-interest income totaled $1.9 million in first quarter, 2011, $0.3 million lower than fourth quarter, 2010. Mortgage origination fees were $615 thousand, down 38% when compared to prior quarter, yet 17% higher than first quarter, 2010. Mortgage origination fees decreased coincident with volume decreases over the first quarter of 2011 due in part to an uptick in interest rates and to the seasonality of home buying which typically slows near year-end and accelerates through the spring and summer months. These revenues comprise 33% of our non-interest income. Most other fee income was largely flat with prior quarter. Sales of securities during the quarter resulted in $73 thousand in net securities gains, flat to prior quarter as loss on sale of classified securities were offset by gains elsewhere in the portfolio.

Non-interest expense in first quarter, 2011 was $9.9 million, $3.0 million below fourth quarter, 2010. The primary driver for the decrease was $2.2 million less in OREO write-downs and related maintenance costs. Exclusive of OREO write-downs and maintenance, non-interest expenses were $0.8 million lower on a linked quarter basis. Contributing to this result was a $0.4 million reduction in salaries and benefits costs, primarily attributable to lower mortgage commissions expense, and $0.1 million reductions in facilities and equipment costs, data processing expenses and other external service charges, respectively.

The Company will be consolidating a small branch in San Miguel, California during the second quarter of 2011 into its larger and closest neighboring branch in Paso Robles. Customers will continue to be served while cost savings are realized in second half of 2011. Changes to the calculation of FDIC insurance assessment were effective April 1, 2011 and will also contribute to savings more significantly in the second half of this year.

The Company recorded $242 thousand of provision for income taxes based on its projected 2011 effective tax rate of 32% and made no adjustments to the valuation allowance for deferred tax assets.

Core Business: On a linked quarter basis, gross loans declined $9.5 million, which includes the impact of the $6.4 million loan sale. Part of this decline is due to efforts to minimize exposure to Land and Construction loans which declined $5.6 million in the quarter. First quarter loan originations were $51.3 million of which $31.5 million was 1 – 4 family residential mortgages which were largely sold off to investors. We anticipate commercial loan production will largely offset run-off and help grow the performing loan portfolio modestly in 2011, while mortgage production volumes are expected to tick up as we move into the spring and summer home buying season. The mortgage division has nearly doubled its sales force in recent months and now has 13 sales people ready to accept new loan applications. SBA is another business opportunity we want to further develop and expand and are currently recruiting sales staff in order to accomplish this goal.

Total deposit balances decreased $11.9 million to $786.3 million at end of the first quarter. The decline in deposits was primarily due to the run-off of some of the Bank's higher rate CD and Money Market accounts but was largely offset by an increase in core DDA deposits of $10.6 million as the Company continues to attract and deepen core deposit relationships. Interest expense responded by decreasing $250 thousand on a linked-quarter basis. Total deposit relationships increased from 23,849 at year-end 2010 to 24,054 at the end of the first quarter of 2011. All customer facing staff completed our new sales and service training coupled with the deployment of a new, front end technology that will assist staff in customer account profiling to better anticipate customer's needs.

To counter potential decline in debit card fee income brought on by Dodd-Frank legislation, the Bank has repriced its service fees such that we can largely offset potential declines in debit card fees and still remain very competitive versus the larger bank competition that is charging more for basic banking services. The full impact of fee repricing will be experienced in third quarter, 2011.

Given the recent change in FDIC deposit insurance assessment that shifts the calculation from total deposits to one based on total assets less Tier 1 Capital, the Bank reduced excess leverage on April 1st by paying down FHLB borrowings from $45 million to $30 million. The new assessment methodology will reduce the cost of FDIC deposit insurance by an estimated $500 thousand per annum, effective with the start of April of 2011.

Deferred Tax Assets: The Company's net deferred tax assets decreased by $0.6 million during the first quarter, largely due to the end of the one year Section 382 "built-in" loss suspension period on charge-offs from the loan portfolio. The Company maintains the same $7.1 million valuation allowance for deferred tax assets at quarter end that existed at December 31, 2010. The Company will continue to analyze its deferred tax assets, including those for which a valuation allowance has been established, quarterly, for changes affecting the ability to realize those assets and, as such, the valuation allowance may be adjusted in future periods. The Company will analyze changes in near-term market conditions and consider both positive and negative evidence as well as other factors which may impact future operating results in making any decision to adjust the valuation allowance in future periods.

Capital Position: As of March 31, 2011, Heritage Oaks Bancorp maintained its strong capital position with Tier 1 Capital increasing 32 basis points to 11.2%. Tangible Common Equity as a percentage of Tangible Assets was 8.79% and Total Risk-Based Capital was 15.7%, an increase from that reported at December 31, 2010 of 18 basis points and 44 basis points, respectively.

Heritage Oaks Bank reported a Tier 1 Capital Ratio of 10.8% and Total Risk-Based Capital Ratio of 15.2% at March 31, 2011, equivalent to $27.0 million above the 8.0% "well capitalized" Tier 1 Capital Ratio regulatory minimum. Both these ratios exceed the minimum Tier 1 Capital Ratio of 10.0% and Total Risk Based Capital Ratio of 11.5% set forth by the FDIC and DFI Consent Order dated March 4, 2010.

Liquidity: On balance sheet liquidity as measured by our Liquidity Ratio (total cash and equivalents plus unpledged marketable securities divided by the sum of total deposits and short-term liabilities less pledged securities) remained very strong at 30% at the end of first quarter, 2011, flat to prior quarter. At end of March, the Bank had remaining borrowing capacity with the Federal Home Loan Bank ("FHLB") of approximately $105.0 million, has a collateralized borrowing facility with the Federal Reserve Bank of $9.6 million and had the ability to purchase federal funds under a correspondent bank line of credit in the aggregate amount of $15.0 million. Additionally, $193.0 million of the Company's $203.2 million investment portfolio was unpledged and available as on-balance sheet liquidity as of March 31, 2011.

Balance Sheet: Total assets as of March 31, 2011 were $970.9 million, $11.8 million less than reported at December 31, 2010. This decrease was primarily due to the sale of $6.4 million of classified loans and $6.9 million in reduction of mortgages held for sale. Total deposits as of quarter-end were $786.3 million, $11.9 million lower on a linked quarter basis. Total core deposits (non-interest bearing DDA, NOW, savings, money market, and CD's less than $100,000) totaled $676.0 million as of March 31, 2011, a decrease of $4.3 million compared to December 31, 2010. Core deposits comprised 86% of total deposit balances, up 1% from prior quarter.

FHLB borrowings were $45.0 million as of March 31, 2011, unchanged since December, 2010. The cost of borrowings from the FHLB averaged 0.58% for first quarter, 2011 compared to 0.17% in fourth quarter, 2010. The higher cost of borrowings reflect the lengthening of borrowing maturities that was largely completed in December, simultaneously with the repricing of deposits which substantially offset the incremental cost of term borrowings. The Company chose to ladder $25 million of its borrowings from 1 to 5 years in maturity to protect against possible interest rate increases. On April 1, 2011 the Company paid down $15 million of overnight FHLB borrowings as a way of increasing the balance sheet's efficiency by removing excess leverage, which now comes at an incremental cost due to the change in the FDIC insurance assessment base.

The securities portfolio ended first quarter at $203.2 million and reflected a decrease of $20.7 million on a linked quarter basis offset by a $23.9 million increase in cash items at the end of the quarter. The decrease in the securities portfolio resulted from normal paydowns and various sales during the quarter including the sale of $5.1 million of classified securities. Proceeds from the sale increased cash which went toward paying down FHLB borrowings. The weighted average life of the portfolio was shortened to 4.5 years as a result of the securities sold which further lessened our earnings sensitivity to potential higher interest rates. As deposits grow, the Company will continue to use this liquidity to fund new loans and invest in high credit quality mortgage backed securities, collateralized mortgage obligations, municipal bonds and other government guaranteed securities.

Total gross loans were $667.8 at March 31, 2011, a decrease of $9.5 million on a linked quarter basis. The linked quarter decrease is attributed to the sale of $6.4 million of classified and non-performing loans, $2.6 million in net charge-offs, and $1.7 million of loans transferred to foreclosed real estate.

Conference Call

Heritage Oaks Bancorp will host a conference call to discuss these first quarter results at 8:00 a.m. PDT on April 29th, 2011. Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 312 - 8825 and entering the passcode 61491968, or via on-demand webcast. A link to the webcast will be available on the Heritage Oaks Bancorp's website at www.heritageoaksbancorp.com. A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days.

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank is headquartered in Paso Robles and has two branches in Paso Robles and San Luis Obispo, single branch in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branches in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branches in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Forward Looking Statements

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, credit quality and any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, the effects on our operations of the enforcement actions we are subject to, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

Heritage Oaks Bancorp
Consolidated Balance Sheets

	(unaudited)	(audited)	(unaudited)
(dollar amounts in thousands)	3/31/2011	12/31/2010	3/31/2010
Assets
Cash and due from banks	$ 19,145	$ 15,187	$ 20,997
Interest bearing due from banks	27,719	4,264	97,898
Federal funds sold	--	3,500	1,430
Total cash and cash equivalents	46,864	22,951	120,325

Interest bearing deposits with other banks	119	119	119
Securities available for sale	203,210	223,857	128,279
Federal Home Loan Bank stock, at cost	4,974	5,180	5,828
Loans held for sale	4,115	11,008	7,815
Gross loans	667,831	677,303	722,743
Net deferred loan fees	(1,420)	(1,613)	(1,699)
Allowance for loan losses	(24,367)	(24,940)	(18,559)
Net loans	642,044	650,750	702,485
Property, premises and equipment	6,228	6,376	6,496
Deferred tax assets	20,605	21,163	11,654
Bank owned life insurance	13,972	13,843	12,684
Goodwill	11,049	11,049	11,049
Core deposit intangible	1,962	2,127	2,513
Other real estate owned	6,085	6,668	741
Other assets	9,634	7,521	9,504
Total assets	$ 970,861	$ 982,612	$ 1,019,492

Liabilities
Deposits
Non interest bearing demand	$ 193,283	$ 182,658	$ 178,976
Savings, NOW, and money market	367,975	384,202	378,726
Time deposits of $100K or more	110,292	117,842	121,106
Time deposits under $100K	114,778	113,504	116,608
Total deposits	786,328	798,206	795,416
Short term FHLB borrowing	23,500	38,500	65,000
Long term FHLB borrowing	21,500	6,500	--
Other secured borrowing	--	--	2,479
Junior subordinated debentures	8,248	8,248	13,403
Other liabilities	9,462	9,902	7,975
Total liabilities	849,038	861,356	884,273

Stockholders' equity
Preferred stock, 5,000,000 shares authorized: Series A senior preferred stock; $1,000 per share stated value issued and outstanding: 21,000 shares	19,883	19,792	19,520
Series B preferred stock, $1,000 per share stated value, 52,088 shares issued and outstanding	--	--	48,469
Series C preferred stock, $3.25 per share stated value; issued and outstanding: 1,189,538 shares	3,604	3,604	3,866
Common stock, no par value; authorized: 100,000,000 shares; issued and outstanding: 25,081,819, 25,082,344, and 7,783,212 as of March 31, 2011; December 31, 2010 and March 31, 2010, respectively	101,140	101,140	48,789
Additional paid in capital	6,803	7,002	3,341
Retained (deficit) / earnings	(9,004)	(9,161)	11,717
Accumulated other comprehensive loss	(603)	(1,121)	(483)
Total stockholders' equity	121,823	121,256	135,219
Total liabilities and stockholders' equity	$ 970,861	$ 982,612	$ 1,019,492

Common book value per common share	$ 3.88	$ 3.85	$ 7.95

Heritage Oaks Bancorp
Consolidated Statements of Income

	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended
(dollar amounts in thousands except per share data)	3/31/2011	12/31/2010	3/31/2010
Interest Income
Interest and fees on loans	$ 10,534	$ 10,652	$ 11,141
Interest on investment securities
Mortgage backed securities	995	1,314	1,019
State and municipal securities	515	436	257
Interest on time deposits with other banks	--	--	--
Interest on balances due from Federal Reserve Bank	9	20	28
Interest on federal funds sold	1	--	1
Interest on other securities	58	40	4
Total interest income	12,112	12,462	12,450
Interest Expense
Interest on savings, NOW and money market deposits	425	649	1,082
Interest on time deposits in denominations of $100 or more	439	481	576
Interest on time deposits under $100	409	449	613
Other borrowings	117	66	232
Total interest expense	1,390	1,645	2,503
Net interest income before provision for loan losses	10,722	10,817	9,947
Provision for loan losses	1,985	5,831	5,200
Net interest income after provision for loan losses	8,737	4,986	4,747
Non Interest Income
Fees and service charges	570	609	625
Mortgage gain on sale and origination fees	615	992	527
Debit/credit card transaction fee income	333	334	259
Earnings on bank owned life insurance	148	148	151
Bancard merchant fee income	47	61	36
Other than temporary impairment losses on investment securities:
Total impairment loss on investment securities	--	(564)	--
Non credit related losses recognized in other comprehensive income	--	463	--
Net impairment losses on investment securities	--	(101)	--
Gain on sale of investment securities	73	74	--
Loss on sale of loans	--	(36)	--
Loss on sale of foreclosed assets	(27)	(10)	--
Other commissions and fees	133	122	175
Total non interest income	1,892	2,193	1,773
Non Interest Expense
Salaries and employee benefits	4,551	4,919	4,565
Equipment	452	522	328
Occupancy	944	965	933
Promotional	172	165	179
Data processing	734	844	655
OREO related costs	99	259	83
Write-downs of foreclosed assets	733	2,819	210
Regulatory assessment costs	715	685	612
Audit and tax advisory costs	163	143	143
Director fees	103	163	128
Outside services	347	466	403
Telephone / communication costs	84	109	82
Amortization of intangible assets	165	128	129
Stationery and supplies	112	117	122
Provision for unfunded loan commitments	30	15	--
Other general operating costs	461	548	481
Total non interest expense	9,865	12,867	9,053
Income / (loss) before provision for income taxes	764	(5,688)	(2,533)
Provision / (benefit) for income taxes	242	(6,205)	(1,194)
Net income / (loss)	522	517	(1,339)
Dividends and accretion on preferred stock	365	491	351
Net income / (loss) applicable to common shareholders	$ 157	$ 26	$ (1,690)

Weighted Average Shares Outstanding
Basic	25,035,012	25,004,697	7,717,194
Diluted	26,251,608	26,247,491	7,717,194
Earnings / (Loss) Per Common Share
Basic	$ 0.01	$ 0.00	$ (0.22)
Diluted	$ 0.01	$ 0.00	$ (0.22)

	Three Months Ended
PROFITABILITY / PERFORMANCE RATIOS	3/31/2011	12/31/2010	3/31/2010
Net interest margin	4.73%	4.58%	4.43%
Return on average equity	1.73%	1.67%	-5.70%
Return on average common equity	0.65%	0.10%	-10.93%
Return on average tangible equity	1.56%	1.88%	-6.64%
Return on average tangible common equity	0.57%	0.12%	-13.97%
Return on average assets	0.22%	0.21%	-0.56%
Non interest income to average assets	0.78%	0.87%	0.75%
Non interest expense to average assets	4.08%	5.12%	3.80%
Net interest income to average assets	4.44%	4.31%	4.18%
Non interest income to total net revenue	15.00%	16.86%	15.13%
Yield on interest earning assets	5.35%	5.27%	5.55%
Cost of interest bearing liabilities	0.85%	0.96%	1.47%
Cost of funds	0.67%	0.75%	1.18%
Operating efficiency ratio (1)	78.49%	98.35%	77.24%

ASSET QUALITY RATIOS

Non-performing loans to total gross loans	4.07%	4.85%	6.78%
Allowance for loan losses to non-performing loans	89.69%	75.99%	37.89%
Non-performing loans to total assets	2.80%	3.34%	4.80%
Non-performing loans to primary capital	22.30%	27.07%	36.22%
Non-performing assets to total assets	3.43%	4.02%	4.88%
Allowance for loan losses to total gross loans	3.65%	3.68%	2.57%
Net charge-offs to average loans outstanding	0.38%	0.36%	0.14%

CAPITAL RATIOS

Company
Leverage ratio	11.15%	10.83%	7.71%
Tier I Risk-Based Capital Ratio	14.37%	13.94%	9.24%
Total Risk-Based Capital Ratio	15.65%	15.21%	17.16%

Bank
Leverage ratio	10.83%	10.52%	12.61%
Tier I Risk-Based Capital Ratio	13.93%	13.47%	15.07%
Total Risk-Based Capital Ratio	15.20%	14.75%	16.34%

(1) The efficiency ratio is defined as total non interest expense as a percent of the combined net interest income plus non interest income, exclusive of gains and losses and other than temporary impairment losses.

AVERAGE BALANCES AND RATES	Three Months Ended
	3/31/2011			12/31/2010			3/31/2010
(dollars in thousands)	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp
Interest Earning Assets
Investments with other banks	$ 119	1.10%	$ --	$ 119	1.09%	$ --	$ 119	1.58%	$ --
Interest bearing due from banks	16,933	0.22%	9	30,955	0.23%	18	48,884	0.23%	28
Federal funds sold	2,839	0.14%	1	5,435	0.15%	2	2,475	0.16%	1
Investment securities taxable	182,999	2.64%	1,190	183,745	3.09%	1,432	103,515	4.01%	1,023
Investment securities non taxable	36,130	4.24%	378	32,561	4.36%	358	22,960	4.54%	257
Loans (1) (2)	679,611	6.29%	10,534	684,569	6.17%	10,652	732,248	6.17%	11,141
Total earning assets	918,631	5.35%	12,112	937,384	5.27%	12,462	910,201	5.55%	12,450
Allowance for loan losses	(25,375)			(21,696)			(17,354)
Other assets	86,429			81,168			72,283
Total assets	$ 979,685			$ 996,856			$ 965,130

Interest Bearing Liabilities
Interest bearing demand	$ 63,802	0.22%	$ 34	$ 64,846	0.23%	$ 37	$ 80,211	1.08%	214
Savings	28,583	0.17%	12	27,978	0.26%	18	28,048	0.26%	18
Money market	281,581	0.55%	379	293,028	0.80%	594	269,885	1.28%	850
Time deposits	228,693	1.50%	848	232,405	1.59%	930	234,451	2.06%	1,189
Total interest bearing deposits	602,659	0.86%	1,273	618,257	1.01%	1,579	612,595	1.50%	2,271
Other secured borrowing	--	0.00%	--	--	0.00%	--	966	4.62%	11
Federal Home Loan Bank borrowings	52,222	0.58%	75	54,891	0.17%	24	65,000	0.57%	92
Junior subordinated debentures	8,248	2.07%	42	8,248	2.02%	42	13,403	3.90%	129
Total borrowed funds	60,470	0.78%	117	63,139	0.41%	66	79,369	1.19%	232
Total interest bearing liabilities	663,129	0.85%	1,390	681,396	0.96%	1,645	691,964	1.47%	2,503
Non interest bearing demand	183,880			183,123			169,149
Total funding	847,009	0.67%	1,390	864,519	0.75%	1,645	861,113	1.18%	2,503
Other liabilities	10,127			9,867			8,667
Total liabilities	$ 857,136			$ 874,386			$ 869,780

Stockholders' Equity
Total shareholders' equity	122,549			122,470			95,350
Total liabilities and shareholders' equity	$ 979,685			$ 996,856			$ 965,130

Net interest margin		4.73%			4.58%			4.43%

(1) Nonaccrual loans have been included in total loans.
(2) Loan fees of $108, $156 and $200 for the three months ending March 31, 2011, December 31, 2010 and March 31, 2010, respectively have been included in interest income computation.

Additional Financial Information
(dollar amounts in thousands)	For the Quarters Ended
Loans	3/31/2011	12/31/2010	3/31/2010
Real Estate Secured
Multi-family residential	$ 16,380	$ 17,637	$ 20,530
Residential 1 to 4 family	21,674	21,804	25,846
Home equity lines of credit	31,413	30,801	29,383
Commercial	352,471	348,583	335,733
Farmland	12,670	15,136	12,804
Commercial
Commercial and industrial	141,516	145,811	152,291
Agriculture	15,278	15,168	19,591
Other	126	153	238
Construction
Single family residential	10,940	11,525	15,732
Single family residential - Spec.	898	2,391	3,295
Tract	--	--	1,245
Multi-family	1,728	2,218	1,883
Hospitality	--	--	13,126
Commercial	26,755	27,785	30,704
Land	28,716	30,685	51,557
Installment loans to individuals	7,070	7,392	8,407
All other loans (including overdrafts)	196	214	378
Total gross loans	$ 667,831	$ 677,303	$ 722,743
Deferred loan fees	1,420	1,613	1,699
Reserve for loan losses	24,367	24,940	18,559
Net loans	$ 642,044	$ 650,750	$ 702,485
Loans held for sale	$ 4,115	$ 11,008	$ 7,815

	For the Quarters Ended
Allowance for Loan Losses	3/31/2011	12/31/2010	3/31/2010
Balance, beginning of period	$ 24,940	$ 21,571	$ 14,372
Provision for loan losses	1,985	5,831	5,200
Loans charged-off:
Residential 1 to 4 family	--	155	--
Commercial real estate	286	1,396	--
Commercial and industrial	963	901	949
Agriculture	--	236	--
Construction	--	250	463
Land	9	356	--
Installment loans to individuals	19	248	98
Total loan charge-offs	1,277	3,542	1,510
Loan sale charged-off:
Residential 1 to 4 family	3	--	--
Commercial real estate	1,288	--	--
Commercial and industrial	12	--	--
Construction	291	--	--
Land	665	--	--
Total loan sale charge-offs	2,259	--	--
Recoveries of loans previously charged-off	978	1,080	497
Balance, end of period	$ 24,367	$ 24,940	$ 18,559

Net charge-offs	$ 2,558	$ 2,462	$ 1,013

	For the Quarters Ended
Non-Performing Assets	3/31/2011	12/31/2010	3/31/2010
Loans on non-accrual status:
Residential 1-4 family	$ 531	$ 748	$ 1,145
Home equity lines of credit	1,074	1,019	320
Commercial real estate	14,376	17,752	14,310
Farmland	875	2,626	2,704
Commercial and industrial	4,477	3,921	9,740
Agriculture	404	246	3,493
Construction	1,293	3,040	3,351
Land	4,061	3,371	13,839
Installment	76	96	81
Total non-accruing loans	$ 27,167	$ 32,819	$ 48,983
Loans more than 90 days delinquent, still accruing	--	--	--
Total non-performing loans	27,167	32,819	48,983
Other real estate owned (OREO)	6,085	6,668	741
Total non-performing assets	$ 33,252	$ 39,487	$ 49,724

	For the Quarters Ended
Deposits	3/31/2011	12/31/2010	3/31/2010
Non-interest bearing demand	$ 193,283	$ 182,658	$ 178,976
Interest-bearing demand	64,918	67,938	79,585
Savings	28,368	29,144	28,373
Money market	274,689	287,120	270,768
Time deposits	225,070	231,346	237,714
Total deposits	$ 786,328	$ 798,206	$ 795,416

The following table reconciles the linked-quarter changes in the balance of loans on non-accrual status during the first quarter of 2011:

(dollars in thousands)	Balance December 31, 2010	Additions to Non-Accruing Balances	Net Paydowns	Transfers to Foreclosed Collateral	Returns to Accrual	Charge-offs	Transferred to Held for Sale	Balance March 31, 2011
Real Estate Secured
Multi-family residential	$ --	$ --	$ --	$ --	$ --	$ --	$ --	$ --
Residential 1 to 4 family	748	12	(7)	--	--	(3)	(219)	531
Home equity line of credit	1,019	64	(9)	--	--	--	--	1,074
Commercial	17,752	917	(287)	(1,585)	(821)	(802)	(798)	14,376
Farmland	2,626	--	(56)	--	(1,695)	--	--	875
Commercial
Commercial and industrial	3,921	2,106	(527)	--	--	(984)	(39)	4,477
Agriculture	246	164	(6)	--	--	--	--	404
Other	--	--	--	--	--	--	--	--
Construction
Single family residential	1,311	--	(18)	--	--	--	--	1,293
Single family residential - Spec.	1,250	--	--	--	--	(291)	(959)	--
Tract	--	--	--	--	--	--	--	--
Multi-family	479	--	(479)	--	--	--	--	--
Hospitality	--	--	--	--	--	--	--	--
Commercial	--	--	--	--	--	--	--	--
Land	3,371	838	(138)	--	--	(10)	--	4,061
Installment loans to individuals	96	85	(4)	(92)	--	(9)	--	76
All other loans	--	--	--	--	--	--	--	--
	.
Totals	$ 32,819	$ 4,186	$ (1,531)	$ (1,677)	$ (2,516)	$ (2,099)	$ (2,015)	$ 27,167

The following table reconciles the linked-quarter changes in the balance of OREO during the first quarter of 2011:

(dollars in thousands)	Balance December 31, 2010	Additions	Sales	Writedowns	Balance March 31, 2011
Real Estate Secured
Multi-family residential	$ --	$ --	$ --	$ --	$ --
Residential 1 to 4 family	160	--	(160)	--	--
Home equity line of credit	--	--	--	--	--
Commercial	3,953	1,585	--	(688)	4,850
Farmland	--	--	--	--	--
Commercial
Commercial and industrial	464	--	(464)	--	--
Agriculture	--	--	--	--	--
Other	--	--	--	--	--
Construction
Single family residential	--	--	--	--	--
Single family residential - Spec.	475	--	--	(16)	459
Tract	251	--	--	--	251
Multi-family	--	--	--	--	--
Hospitality	--	--	--	--	--
Commercial	--	--	--	--	--
Land	1,365	--	(811)	(29)	525
Installment loans to individuals	--	--	--	--	--
All other loans	--	--	--	--	--

Totals	$ 6,668	$ 1,585	$ (1,435)	$ (733)	$ 6,085
CONTACT: Lawrence P. Ward, CEO
         805-369-5200
         Tom Tolda, CFO
         805-369-5107